Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264598

PROSPECTUS SUPPLEMENT NO. 2

(To the Prospectus dated March 30, 2023)

Primary Offering of

69,780,665 Shares of Class A Common Stock Issuable Upon the Exchange of New Common Units and Class V Common Stock

Secondary Offering of

94,278,420 Shares of Class A Common Stock

This prospectus supplement supplements the prospectus, dated March 30, 2023 (as amended, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-264598). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to 69,780,665 shares of Inspirato Class A common stock, par value $0.0001 per share (“Class A Common Stock”) issuable upon the exchange of an equal number of New Common Units (as defined in the Prospectus) and Inspirato Class V common stock, par value $0.0001 per share (“Class V Common Stock”) held by Continuing Inspirato Members (as defined in the Prospectus). In addition, the Prospectus and this prospectus supplement relate to the resale by the selling securityholders named in the Prospectus (or their permitted transferees) of up to 94,278,420 shares of Class A Common Stock (including (i) 30,393,285 shares issued to the Blocker Shareholders (as defined in the Prospectus) in connection with the Business Combination (as defined in the Prospectus), (ii) 2,747,500 Founder Shares (as defined in the Prospectus), (iii) 60,647,438 shares issuable upon the exchange of New Common Units and Class V Common Stock held by certain Continuing Inspirato Members, and (iv) 490,197 shares held by the Sponsor (as defined in the Prospectus)).

Our Class A Common Stock is currently listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “ISPO.” On May 17, 2023, the last reported sales price of our Class A Common stock was $0.90 per share.

This prospectus supplement should be read in conjunction with the Prospectus and is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated May 18, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 18, 2023

Inspirato Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-39791	85-2426959
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1544 Wazee Street Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

(303) 586-7771

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	ISPO	The Nasdaq Stock Market LLC
Warrants to purchase Class A common stock	ISPOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 18, 2023, Inspirato Incorporated (the “Company”) held its annual meeting of stockholders (the “Annual Meeting”). At the Annual Meeting, two proposals were submitted to the Company’s stockholders. The proposals are described in more detail in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on April 6, 2023. The final voting results were as follows:

Proposal 1 - Election of Director

The Company’s stockholders elected Eric Grosse as a Class I director, to serve for a term expiring at the Company’s 2026 annual meeting of stockholders based on the following voting results:

Nominee	For	Withheld	Broker Non-Votes
Eric Grosse	34,037,222	4,998,504	27,316,548

Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm

The Company’s stockholders ratified the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, based on the following voting results:

For	Against	Abstain
61,264,136	4,371,653	716,485

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inspirato Incorporated
Dated: May 18, 2023
	By:	/s/ Robert Kaiden
Name: Robert Kaiden Title: Chief Financial Officer